UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 11, 2015

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction

of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 11, 2015, Green Plains Inc. (the “Company”) entered into two amendments providing for a $120 million increase to the $225 million senior secured credit facility due on June 30, 2020 (the “Credit Facility”) for its wholly-owned subsidiary, Green Plains Processing LLC (“the Borrower”).

The proceeds from the increase will primarily be used to refinance approximately $83.6 million of total debt outstanding, with maturity dates ranging from November 2015 to May 2020, at certain of the Company’s subsidiaries (that are now subsidiaries of the Borrower), which include Green Plains Holdings II LLC, Green Plains Obion LLC, Green Plains Superior LLC, Green Plains Fairmont LLC and Green Plains Wood River LLC, to pay fees and expenses in connection therewith and for general corporate purposes. Through its subsidiaries, the Borrower now holds all twelve of the Company’s ethanol plants, with approximately 1.0 billion gallons of annual production capacity, and all of its corn oil production assets.

The Credit Facility, as amended, requires quarterly principal and interest payments on the last day of each quarter, with a final installment payable on June 30, 2020 equal to the unpaid principal and interest balances of the Credit Facility. The principal portion of each quarterly payment will be approximately $863 thousand. Mandatory prepayments must be made on a quarterly basis at various percentages of Excess Cash Flow depending on the Total Leverage Ratio (each as defined in the Credit Facility). The Credit Facility will bear interest at a variable rate per annum, at the Borrower’s election, equal to (a) the applicable LIBOR rate, subject to a 1.00% floor, plus 5.50% or (b) a Base Rate equal to 4.50% plus the greater of (i) the Federal Funds Rate plus 0.50%, (ii) the Prime Rate or (iii) the one-month LIBOR rate plus 1.00%.

The Credit Facility is guaranteed by the Company and each of the Borrower’s subsidiaries and secured by substantially all of the assets of the Borrower and its subsidiaries, as well as the stock of the Borrower and its subsidiaries. Certain ethanol storage assets at each ethanol plant will be released from collateral upon completion of the previously-announced master limited partnership. The terms of the Credit Facility require the Borrower to maintain a maximum Total Leverage Ratio at the end of each fiscal quarter of not more than 4.00 to 1.00, initially, decreasing to 3.25 to 1.00 over the life of the Credit Facility and a Fixed Charge Coverage Ratio (as defined in the Credit Facility) at the end of each fiscal quarter of not less than 1.25 to 1.00.

The Credit Facility provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Credit Facility; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. If any event of default occurs, the remaining principal balance and accrued interest on the Credit Facility will become immediately due and payable.

Item 1.02. Termination of a Material Definitive Agreement.

The information disclosed in Item 1.01 is incorporated by reference into this Item 1.02. There were no penalties associated with the termination of the previous facilities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit Number	Description of Exhibit

10.1	First Amendment to Term Loan Agreement, dated as of June 11, 2015, among Green Plains as Borrower, the Lenders Party Hereto, BNP Paribas, as Administrative Agent and as Collateral Agent, and BMO Capital Markets and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Runners

10.2	Second Amendment to Term Loan Agreement, dated as of June 11, 2015, by and between Green Plains Processing, BNP Paribas, as Administrative Agent and Collateral Agent and as a Lender

10.3	Joinder Agreement

10.4	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Fairmont LLC, as mortgagor, to and for the benefit of BNP Paribas

10.5	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Holdings II LLC, as mortgagor, to and for the benefit of BNP Paribas

10.6	Mortgage by and from Green Plains Holdings II LLC, as mortgagor, to and for the benefit of BNP Paribas

10.7	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by and from Green Plains Obion LLC, as trustor, to the trustee named therein for the benefit of BNP Paribas

10.8	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Superior LLC, as mortgagor, to and for the benefit of BNP Paribas

10.9	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by and from Green Plains Wood River LLC, as trustor, to the trustee named therein for the benefit of BNP Paribas

10.10	Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Otter Tail LLC, as mortgagor, to and for the benefit of BNP Paribas

10.11	Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Bluffton LLC, as mortgagor, to and for the benefit of BNP Paribas

10.12	Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by and from Green Plains Atkinson LLC, as trustor, to the trustee named therein for the benefit of BNP Paribas

10.13	Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by and from Green Plains Central City LLC, as trustor, to the trustee named therein for the benefit of BNP Paribas

10.14	Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by and from Green Plains Ord LLC, as trustor, to the trustee named therein for the benefit of BNP Paribas

10.15	Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement by Green Plains Shenandoah LLC, as mortgagor, to and for the benefit of BNP Paribas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: June 16, 2015
	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

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